Exhibit 99.3

News Release

Nalco Company

Date: February 27, 2008	1601 West Diehl Road
Naperville,Il 60563-1198
www.nalco.com
Nalco Elects Fyrwald of DuPont
As Its New Chairman, President and CEO	Media Contact: Charlie Pajor
630 305 1556
cpajor@nalco.com
Investor Contact: Mike Bushman
630 305 1025
mbushman@nalco.com

(Naperville, Ill.) Nalco Holding Company (NYSE:NLC), the world leader in integrated water treatment and process improvement services, today announced the election of J. Erik Fyrwald, 48, as its Chairman, President and Chief Executive Officer, effective Feb. 28, 2008. Since 2003, Fyrwald had been Group Vice President in charge of the fast-growing $6.8 billion Agriculture and Nutrition division at E.I. du Pont de Nemours and Company, where he reported to its Chairman and Chief Executive Officer.

“Erik Fyrwald brings to Nalco all of the qualities we sought in a CEO, including a strong, extended track record of success in large, global operations,” said Rodney F. Chase, Interim Chairman of Nalco’s Board of Directors.  “He is both an exceptional motivator of people and a driver of innovation – critical success factors in this service- and technology-oriented business.  His business acumen, strategic insights and commitment to sustainable development made this selection an ideal fit.”

Fyrwald expressed enthusiasm about Nalco’s growth potential.

“With Nalco’s water, energy, paper and air expertise, we have an incredible range of growth opportunities to pursue.  I look forward to working closely with the Company’s experienced and deep management team to fully capture the value that exists in these businesses,” said Fyrwald.

At DuPont, Fyrwald succeeded in a broad variety of assignments in a number of divisions covering many industries. He has worked in several locations throughout North America and Asia.  In each of those jobs, Chase said, Fyrwald increased sales, earnings and market share while driving innovative new technology and cost productivity.

In 1999, Fyrwald was named Vice President for Corporate Strategic Planning and Business Development.  In 2000, he was named Vice President and General Manager of DuPont’s Nutrition and Health business, before being selected in 2003 to lead the Agriculture and Nutrition division.  On his watch, the division’s revenues grew at a 9 percent compound annual rate and earnings improved at a 15 percent compound annual rate.  In 2007, revenue growth was 14 percent and earnings growth was 23 percent.  Fyrwald stimulated gains throughout the 12,000-employee division, including its biotechnology seed, crop protection chemicals, healthy food ingredient and food safety businesses.

Fyrwald first worked at DuPont in summer jobs while attending the University of Delaware, where he received a B.S. degree in chemical engineering in 1981.  He also took part in the Advanced Management Program at Harvard Business School.  In addition to serving as Chairman of Nalco’s Board of Directors, Fyrwald serves on the Eli Lilly and Company Board.

Nalco also announced that it will grant Fyrwald approximately 200,000 shares of its common stock in the form of restricted stock and an option to purchase 150,000 shares of the Company’s common stock as an inducement for employment.  The Company expects to grant the awards on March 7, 2008. In accordance with New York Stock Exchange Rule 303A(8), the awards will be granted without shareholder approval.  The shares of restricted stock and the stock option will be subject to forfeiture in the event Fyrwald resigns his employment without good reason or is terminated for cause prior to vesting.  Subject to his continued employment with the Company, the restricted stock and the stock option will each vest in two equal installments on the third and fourth year anniversary of the grant date.  The awards will vest in full upon a change of control or termination of Fyrwald’s employment by the Company without cause or termination of his employment by Fyrwald for good reason.

Further information regarding the terms of Fyrwald's employment with the Company will be included in a Form 8-K filing with the Securities and Exchange Commission.

Nalco was assisted by Spencer Stuart, the executive recruiting firm, in the selection of Fyrwald.

Conference Call Scheduled

A 30-minute conference call/Webcast with Mr. Fyrwald and Bradley J. Bell, Executive Vice President and Chief Financial Officer, will be held today at 9 a.m. ET.

Conference Call Details

Date: 2/27/2008

Start Time: 9 a.m. ET / 8 a.m. CT / 7 a.m. MT / 6 a.m. PT

Length: 30 minutes

Dial-in Telephone Number: 1-785-830-7984

Confirmation Code:  4715159

To help ensure the conference call begins in a timely manner, please dial in 5 to 10 minutes prior to the scheduled start time on Feb. 27.

Following the live event, a replay Webcast will be available on the Nalco Web site, www.nalco.com, under Investor Relations, Event Calendar.

About Nalco

Nalco is the world’s leading water treatment and process improvement company, delivering significant environmental, social and economic performance benefits to our customers. We help our customers reduce energy, water and other natural resource consumption, enhance air quality, minimize environmental releases and improve productivity and end products while boosting the bottom line. Together our comprehensive solutions contribute to the sustainable development of customer operations. More than 11,500 Nalco employees operate in 130 countries supported by a comprehensive network of manufacturing facilities, sales offices and research centers to serve a broad range of end markets. In 2007, Nalco achieved sales of more than $3.9 billion. For more information visit www.nalco.com.

This news release includes forward-looking statements, reflecting current analysis and expectations, based on what are believed to be reasonable assumptions. Forward-looking statements may involve known and unknown risks, uncertainties and other factors, which may cause the actual results to differ materially from those projected, stated or implied, depending on many factors, including, without limitation: ability to generate cash, ability to raise capital, ability to refinance, the result of the pursuit of strategic alternatives, ability to execute work process redesign and reduce costs, ability to execute price increases, business climate, business performance, economic and competitive uncertainties, higher manufacturing costs, reduced level of customer orders, changes in strategies, risks in developing new products and technologies, environmental and safety regulations and clean-up costs, foreign exchange rates, the impact of changes in the regulation or  value of pension fund assets and liabilities, changes in generally accepted accounting principles, adverse legal and regulatory developments, including increases in the number or financial exposures of claims, lawsuits, settlements or judgments, or the inability to eliminate or reduce such financial exposures by collecting indemnity payments from insurers, the impact of increased accruals and reserves for such exposures, weather-related factors, and adverse changes in economic and political climates around the world, including terrorism and international hostilities, and other risk factors identified by the Company. Accordingly, there can be no assurance that the Company will meet future results, performance or achievements expressed or implied by such forward-looking statements. This paragraph is included to provide safe harbor for forward-looking statements, which are not generally required to be publicly revised as circumstances change, and which the Company does not intend to update.